 News Release

INTERNATIONAL GAME TECHNOLOGY REPORTS SECOND QUARTER FISCAL YEAR 2008 RESULTS

(Reno, NV – April 17, 2008) – International Game Technology (NYSE: IGT) announced today operating results for the second quarter ended March 31, 2008.  Net income for the quarter was $68.4 million or $0.22 per diluted share versus $128.2 million or $0.38 per diluted share in the same quarter last year. For the six-month period ended March 31, 2008, net income was $182.1 million or $0.57 per diluted share compared to $249.2 million or $0.73 per diluted share in the same period last year.

The second quarter of the current year was unfavorably impacted by a number of significant items including a steep decline in interest rates, technological obsolescence charges related to the transition toward our new cabinets and platforms, additional bad debt provisions and discrete tax items. Collectively, these items totaled $20.4 million after tax or $0.06 per diluted share.  On a comparative basis, the second quarter of the prior year was favorably impacted by gains from Gulf Coast hurricane property damage and business interruption insurance proceeds and the sale of a corporate aircraft, as well as favorable bad debt provisions collectively totaling $17.1 million after tax or $0.05 per diluted share.  A supplemental schedule of these items is included at the end of this release.

"IGT’s second quarter results were challenged by the current market environment,” said Chairman and CEO TJ Matthews.  “We remain focused on strategic initiatives which will maintain our standing as the leading worldwide provider of innovative gaming products and services. We continue to prepare for the introduction of the next generation of technological innovations and look forward to the market-driven expansion in domestic and international jurisdictions we believe will develop in the near future. Recent strategic accomplishments that will enhance IGT’s long-term opportunities include our sb™-related agreements with Harrah’s and CityCenter, our cross-licensing agreement with WMS, our strategic alliances with Progressive Gaming, Games Media and The Global Draw, and our potential acquisition of Cyberview Technology, Inc.”

Gaming Operations

Second quarter revenues and gross profit from gaming operations were $341.0 million and $183.9 million, respectively, compared to $341.1 million and $211.0 million for the same quarter last year. For the six months ended March 31, 2008, revenues and gross profit from gaming operations totaled $673.4 million and $383.4 million, respectively, compared to $666.0 million and $397.7 million in the same prior year period. Although we realized increased game placements, revenues were comparable to the prior year periods as a result of lower play levels largely attributable to recent economic conditions.  For the current quarter and year-to-date, gross margins on gaming operations were 54% and 57%, respectively, compared to 62% and 60% in the prior year.

Gaming operations gross profit and margins were impacted by the significant decline in interest rates during the quarter.  A 200 basis-point reduction in interest rates resulted in $12.3 million of additional jackpot expense for the quarter due to higher costs to fund jackpot liabilities. In addition, the current quarter also included $8.0 million of technological obsolescence charges for fixed assets related to our transition to new game cabinets and platforms.  In the prior year quarter, gross profit and gross margin were favorably impacted by a gain from Gulf Coast hurricane property insurance totaling $5.0 million.

© IGT. All rights reserved.

As of March 31, 2008, our gaming operations installed base totaled 58,700, an increase of 3,900 units from the prior year quarter and down 100 units from the immediately preceding quarter. Year-over-year growth was primarily the result of expansion in Oklahoma, Mexico, Florida and Africa. The sequential quarter reduction primarily resulted from the transition of Class II products to for-sale Class III machines in Florida and California.

Product Sales

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenues (in millions)
North America	$148.4	$180.6	$315.3	$388.0
International	83.8	88.0	230.5	198.0
Total	$232.2	$268.6	$545.8	$586.0

Gross Margin
North America	55%	55%	54%	55%
International	54%	52%	53%	49%
Total	55%	54%	54%	53%

Units Shipped
North America	6,500	9,700	13,900	21,900
International	5,600	9,100	18,500	23,700
Total	12,100	18,800	32,400	45,600

Worldwide product sales revenues generated second quarter gross profit of $126.6 million compared to $145.5 million in the prior year, primarily due to lower machine shipments across all markets.  Domestic shipments were low primarily due to minimal new or expansion opportunities during the quarter combined with the continued trough in North America replacement demand.  Internationally, lower shipments, primarily in the UK and Japan, were the result of slower market conditions.  Non-machine revenues (comprised of gaming systems, parts, service and other fees) totaled $87.1 million or 38% of total product sales versus $89.8 million or 33% in the comparable prior year quarter.

For the six-month period ended March 31, 2008, worldwide product sales generated gross profit of $293.8 million versus $310.8 million in the prior year.  Lower North America machine revenues were partially offset by stronger international revenues year-to-date, with notable increases in Europe, Australia, Asia, and Africa.  Non-machine revenues improved to $186.5 million or 34% of total product sales compared to $174.5 million or 30% of total product sales in the prior half-year period.

Operating Expenses and Other Income/Expense

Consolidated operating expenses totaled $183.9 million in the second quarter and $354.7 million year-to-date compared to $154.3 million and $321.0 million in the same prior year periods, respectively.  Operating expenses in the second quarter of the prior year were favorably impacted by gains from business interruption insurance totaling $12.0 million and the sale of a corporate aircraft totaling $5.8 million.  In addition to these items, current quarter operating expenses were higher primarily as a result of higher bad debt provisions and a greater investment in research and development. Other expense, net, in the second quarter was $8.8 million, compared to other income, net, of $2.3 million in the prior year quarter, primarily due to higher interest on increased borrowings and reduced investment-related interest income.

© IGT. All rights reserved.

Cash Flows & Balance Sheet

In the first half of fiscal 2008, IGT generated $195.0 million in operating cash flow on net income of $182.1 million compared to $366.5 million in operating cash flow on net income of $249.2 million in the prior year period.  Lower operating cash flow was the result of lower net income, additional prepayments to secure long-term licensing rights, and changes within working capital.

Working capital increased to $718.4 million at March 31, 2008 compared to $595.5 million at September 30, 2007.  Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $358.5 million at March 31, 2008 versus $400.7 million at September 30, 2007. Debt totaled $1.7 billion at March 31, 2008 compared to $1.5 billion at September 30, 2007.

Capital Deployment

On February 26, 2008, our Board of Directors declared a quarterly cash dividend of fourteen cents ($0.14) per share, payable on April 2, 2008 to shareholders of record on March 19, 2008.

During the second quarter, IGT repurchased 2.3 million shares at an aggregate cost of $95.8 million. Year-to-date, share repurchases totaled 5.8 million shares at an aggregate cost of $245.0 million. The remaining authorization under the Company’s stock repurchase program totaled 27.4 million shares at March 31, 2008.

As previously announced on March 27, 2008, IGT will host a conference call regarding its Second Quarter Fiscal Year 2008 earnings release on Thursday, April 17, 2008 at 6:00 a.m. (Pacific Time).  The access numbers are as follows:

Domestic callers dial 888-455-9641, passcode IGT

International callers dial 517-308-9004, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Friday, April 25, 2008 at http://www.IGT.com/InvestorRelations.

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Time) on Thursday, April 17, 2008. This replay will run through Friday, April 25, 2008.  The access numbers are as follows:

Domestic callers dial 866-396-4180

International callers dial 203-369-0506

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:

•

We remain focused on strategic initiatives which will maintain our standing as the leading worldwide provider of innovative gaming products and services

We continue to prepare for the introduction of the next generation of technological innovations and look forward to the market-driven expansion in domestic and international jurisdictions we believe will develop in the near future

© IGT. All rights reserved.

•

Recent strategic accomplishments that will enhance IGT’s long-term opportunities include our sb™-related agreements with Harrah’s and CityCenter, our cross-licensing agreement with WMS, our strategic alliances with Progressive Gaming, Games Media and The Global Draw, and our potential acquisition of Cyberview Technology, Inc.

Actual results could differ materially from those projected or reflected in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:

•

Unfavorable changes to regulations or problems with obtaining or maintaining needed licenses or approvals

•

Decline in the popularity of IGT games or unfavorable changes in player and operator preferences or a decline in play levels

•

Decreases in interest rates, which in turn increases our costs to fund jackpots

•

Slow growth in the number of new casinos or the rate of replacement of existing gaming machines

•

Failure to successfully develop and manage frequent introductions of innovative products

•

Failure to attract, retain and motivate key employees may adversely affect our ability to compete

•

Failure or inability to protect our intellectual property

•

Claims of intellectual property infringement or invalidity

•

Outstanding debt obligations and significant investments or financing commitments which could adversely impact our liquidity

•

Risks related to international operations

Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:  Patrick Cavanaugh

Vice President, Corporate Finance & Investor Relations

+1-866-296-4232

© IGT. All rights reserved.

Unaudited Condensed Consolidated Statements of Income
	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
(In millions, except per share amounts)
Revenues
Gaming operations	$341.0	$341.1	$673.4	$666.0
Product sales	232.2	268.6	545.8	586.0
Total revenues	573.2	609.7	1,219.2	1,252.0
Costs and operating expenses
Cost of gaming operations	157.1	130.1	290.0	268.3
Cost of product sales	105.6	123.1	252.0	275.2
Selling, general and administrative	111.5	87.2	211.8	185.5
Research and development	53.8	47.8	105.1	97.1
Depreciation and amortization	18.6	19.3	37.8	38.4
Total costs and operating expenses	446.6	407.5	896.7	864.5
Operating income	126.6	202.2	322.5	387.5
Other income (expense), net	(8.8)	2.3	(16.6)	6.7
Income before tax	117.8	204.5	305.9	394.2
Income tax provisions	49.4	76.3	123.8	145.0
Net income	$68.4	$128.2	$182.1	$249.2
Basic earnings per share	$0.22	$0.38	$0.58	$0.75
Diluted earnings per share	$0.22	$0.38	$0.57	$0.73
Weighted average shares outstanding
Basic	312.3	335.2	313.4	333.9
Diluted	315.9	340.2	317.2	342.4

© IGT. All rights reserved.

Unaudited Condensed Consolidated Balance Sheets
	March 31,	September 30,
	2008	2007
(In millions)
Assets
Current assets
Cash and equivalents	$252.0	$261.3
Investment securities, at market value	5.2	51.3
Restricted cash and investments	101.3	88.1
Receivables, net	458.4	503.1
Inventories	180.7	144.8
Jackpot annuity investments	67.4	66.5
Other	258.7	171.9
Total current assets	1,323.7	1,287.0
Notes and contracts receivable, net	75.3	63.6
Property, plant and equipment, net	582.4	567.4
Jackpot annuity investments	438.5	441.5
Goodwill and intangibles, net	1,347.9	1,362.1
Other assets	596.8	445.9
Total assets	$4,364.6	$4,167.5
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of notes payable	$0.9	$5.6
Accounts payable	108.2	121.1
Jackpot liabilities	190.6	170.7
Accrued income taxes	17.0	49.5
Dividends payable	43.9	44.4
Other accrued liabilities	244.7	300.2
Total current liabilities	605.3	691.5
Notes payable, net of current maturities	1,692.1	1,503.0
Non-current jackpot liabilities	468.6	472.4
Other liabilities	228.7	47.9
Total liabilities	2,994.7	2,714.8
Total stockholders' equity	1,369.9	1,452.7
Total liabilities and stockholders' equity	$4,364.6	$4,167.5

© IGT. All rights reserved.

Unaudited Condensed Consolidated Statements of Cash Flows
	Six Months Ended
	March 31,
	2008	2007
(In millions)
Operations
Net income	$182.1	$249.2
Depreciation, amortization, and asset charges	146.4	131.5
Other non-cash items	29.4	12.3
Changes in operating assets and liabilities:
Receivables	49.7	15.5
Inventories	(39.0)	0.7
Accounts payable and accrued liabilities	(94.9)	(22.3)
Jackpot liabilities	0.1	(15.3)
Income taxes	(29.8)	(21.3)
Prepaid and other assets	(49.0)	16.2
Cash from operations	195.0	366.5
Investing
Capital expenditures	(150.2)	(181.9)
Investments, net	67.1	7.1
Jackpot annuity investments, net	16.6	8.5
Changes in restricted cash	(70.5)	4.6
Business acquisitions	(3.0)	(18.3)
Other	(6.0)	2.0
Cash from investing	(146.0)	(178.0)
Financing
Debt proceeds (repayments), net	184.1	248.7
Employee stock plans	81.7	54.8
Dividends paid	(88.4)	(87.2)
Share repurchases	(245.0)	(362.7)
Cash from financing	(67.6)	(146.4)
Foreign exchange rates effect on cash	9.3	(1.4)
Net change in cash and equivalents	(9.3)	40.7
Beginning cash and equivalents	261.3	294.6
Ending cash and equivalents	$252.0	$335.3

© IGT. All rights reserved.

Unaudited Supplemental Data
	Quarters Ended		Six Months Ended
	March 31,		March 31,
Calculation of Earnings Per Share	2008	2007	2008	2007
(In millions, except per share amounts)
Net income	$68.4	$128.2	$182.1	$249.2
Basic weighted average shares outstanding	312.3	335.2	313.4	333.9
Dilutive effect of stock awards	3.6	4.6	3.8	4.8
Dilutive effect of convertible debentures	-	0.4	-	3.7
Diluted weighted average shares outstanding	315.9	340.2	317.2	342.4

Basic earnings per share	$0.22	$0.38	$0.58	$0.75
Diluted earnings per share	$0.22	$0.38	$0.57	$0.73

	Quarters Ended		Six Months Ended
Reconciliation of Net Income to Adjusted	March 31,		March 31,
EBITDA	2008	2007	2008	2007
(In millions)
Net income	$68.4	$128.2	$182.1	$249.2
Income tax provisions	49.4	76.3	123.8	145.0
Other (income) expense, net	8.8	(2.3)	16.6	(6.7)
Depreciation and amortization	77.1	66.3	146.4	131.5
Share-based compensation	8.0	8.4	17.3	17.8
Adjusted EBITDA	$211.7	$276.9	$486.2	$536.8

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, and other income/expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

Reconciliation of Cash from Operations to	Six Months Ended
Free Cash Flow	March 31,
(In millions)	2008	2007
Cash from operations	$195.0	$366.5
Investment in property, plant and equipment	(52.4)	(77.2)
Investment in gaming operations equipment	(91.9)	(95.3)
Investment in intellectual property	(5.9)	(9.4)
Free Cash Flow before dividends	44.8	184.6
Dividends paid	(88.4)	(87.2)
Free Cash Flow	$(43.6)	$97.4

© IGT. All rights reserved.

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations.  Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid.  Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles.  All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

Unaudited Supplemental Data (continued)
		Quarters Ended
	Income statement	March 31,
Significant items affecting comparability	line impacted	2008	2007
(In millions)		favorable (unfavorable)
Decline in interest rates (jackpot funding)	Cost of gaming operations	$(12.3)	$-
Hurricane insurance gain, property	Cost of gaming operations	-	5.0
Fixed asset charges (technological obsolescence)	Cost of gaming operations	(8.0)	-
Inventory write-downs (technological obsolescence)	Cost of product sales	(2.4)	-
Bad debt provision	Sales, General, & Administrative	(5.8)	4.4
Hurricane insurance gain, business interruption	Sales, General, & Administrative	-	12.0
Gain on sale of corporate plane	Sales, General, & Administrative	-	5.8
Subtotal amounts before tax	Income before tax	$(28.5)	$27.2
Tax effect	Income tax provision	10.7	(10.1)
Discrete tax items	Income tax provision	(2.6)	-
Total amounts after tax		$(20.4)	$17.1

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